Exhibit 99.1

GREAT PLAINS ENERGY REPORTS SECOND QUARTER 2011 RESULTS

Kansas City, Mo. (August 5, 2011) — Great Plains Energy (NYSE: GXP) today announced second quarter 2011 earnings of $43.0 million or $0.31 per share of common stock outstanding, compared with second quarter 2010 earnings of $63.9 million or $0.47 per share.

Per-share results in the 2011 quarter compared to 2010 reflected the following impacts:
▪	Approximately $0.05 from an extended refueling outage at the Wolf Creek nuclear plant;
▪	An estimated $0.01 from the Company’s organizational realignment and voluntary separation program announced in the first quarter;
▪	Approximately $0.02 due to regulatory lag from higher fuel transportation costs and general taxes; and
▪	An estimated total of $0.08 from a variety of other factors, including cooler weather, lower retail electricity sales (excluding the effects of weather) and other expenses.

The Company will host an investment community meeting in New York on Monday, August 8 at which it will discuss, among other topics, its second quarter results and earnings guidance for 2011 and 2012 (see page 6 for more information regarding the meeting).  The Company’s 2011 guidance will incorporate the recently-disclosed impact of the Company’s coal conservation activities to manage flooding-related operational risks.

“The recent flooding in the Midwest has impacted the operation of our coal plants along the Missouri River, has significantly slowed train deliveries of coal to our Hawthorn and LaCygne units and suspended deliveries to our Iatan plants,” commented Mike Chesser, Chairman and CEO.  “Because the flooding is not anticipated to subside for several weeks, we have taken proactive and decisive steps to ensure that we continue to meet the needs of our customers.”

 The Company’s specific risk mitigation activities include entering into an agreement to purchase power during the months of June, July and August, as well as engaging in various measures to conserve coal at the impacted coal-fired plants.

“We do not believe that the flooding poses any direct risk to the safe operation of our plants but will continue to monitor weather and river conditions carefully,” continued Chesser. “Once all rail service resumes, we will be able to begin rebuilding our coal inventory.  However, achieving desired levels may take a number of months.  During this period, our customers can expect the same safe, reliable power from KCP&L they have relied on for generations.”

Great Plains Energy Second Quarter:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Three Months Ended June 30
(Unaudited)
			Earnings per Great
	Earnings		Plains Energy Share
	2011	2010	2011	2010
	(millions)
Electric Utility	$49.0	$71.7	$0.35	$0.53
Other	(5.6)	(7.3)	(0.04)	(0.06)
Net income	43.4	64.4	0.31	0.47
Less: Net income attributable to noncontrolling interest	-	(0.1)	-	-
Net income attributable to Great Plains Energy	43.4	64.3	0.31	0.47
Preferred dividends	(0.4)	(0.4)	-	-
Earnings available for common shareholders	$43.0	$63.9	$0.31	$0.47

The decrease in consolidated earnings for the second quarter 2011 compared to 2010 was attributable to a $23 million decrease in earnings in the Electric Utility segment, which includes Kansas City Power & Light Company (“KCP&L”)  and the regulated utility operations of KCP&L Greater Missouri Operations Company (“GMO”).  Please refer to “Electric Utility Segment Second Quarter” beginning on page 3 for additional information.

Common stock outstanding for the quarter averaged 139 million shares, approximately 2 percent higher than the same period in 2010.

Great Plains Energy’s liquidity position remained strong during the quarter.  As of June 30, 2011, approximately $625 million of available capacity remained on the Company’s $1.25 billion of revolving credit facilities.  In May, Great Plains Energy issued $350 million of 10-year senior notes at a rate of 4.85%.  Proceeds were loaned on an intercompany basis to GMO, which used the funds to repay outstanding short-term debt.

Great Plains Energy Year-to-Date:
For the first six months of 2011, earnings were $45.0 million or $0.32 per share, compared to $83.8 million or $0.61 per share the same period last year.

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Year to Date June 30
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
	2011	2010	2011	2010
	(millions)
Electric Utility	$56.0	$96.6	$0.40	$0.71
Other	(10.3)	(11.9)	(0.07)	(0.09)
Net income	45.7	84.7	0.33	0.62
Less: Net (income) loss attributable to noncontrolling interest	0.1	(0.1)	-	-
Net income attributable to Great Plains Energy	45.8	84.6	0.33	0.62
Preferred dividends	(0.8)	(0.8)	(0.01)	(0.01)
Earnings available for common shareholders	$45.0	$83.8	$0.32	$0.61

On a per-share basis, the primary factors negatively impacting the first six months compared to the previous year were as follows:
•
A combined impact of approximately $0.08 from the Company’s organizational realignment and voluntary separation program announced in the first quarter, as well as disallowances and other accounting effects resulting from the conclusion of KCP&L’s and GMO’s Missouri rate cases;

•	Approximately $0.06 due to regulatory lag from higher fuel transportation costs and general taxes;
•	An estimated effect of $0.05 from the extended Wolf Creek refueling outage;
•	Approximately $0.05 due to lower weather-normalized demand; and
•	An estimated $0.02 impact from less favorable weather.

Shares of common stock outstanding averaged 138.6 million shares, approximately 1 percent higher than the same period in 2010.

Electric Utility Segment Second Quarter:
Quarterly net income for the Electric Utility segment was $49.0 million or $0.35 per share compared to $71.7 million or $0.53 per share in 2010.

Key drivers influencing the segment results included the following:

•	A $14.5 million decrease in pre-tax gross margin. The decline was mainly due to the following:
o	An estimated $11 million impact from the extended refueling outage at Wolf Creek resulting in increased fuel and purchased power expense in addition to decreased wholesale sales;
o	An approximate $9 million revenue effect due to unfavorable weather;
o	An estimated $3 million impact of increased coal transportation costs prior to inclusion in KCP&L’s Missouri retail rates; and
o	An approximate $2 million revenue impact from lower weather-normalized demand.

The above factors were partially offset by about $15 million in new KCP&L retail rates which became effective in December 2010 in Kansas and May 2011 in Missouri;

•	A $15.8 million increase in pre-tax other operating expense driven by the items below:
o	A $4.4 million increase in plant operations and maintenance expense primarily due to the addition of Iatan 2 to the generation fleet;
o	A $3 million increase in pension expense resulting from KCP&L’s November 2010 rate case in Kansas and April 2011 rate case in Missouri; and
o	A $2.9 million increase in general taxes principally related to property taxes at Iatan 2;

•	A $3.0 million pre-tax expense related to the organizational realignment and voluntary separation program;

•
A $13.4 million pre-tax reduction in depreciation and amortization expense.  Although the second quarter 2011 depreciation expense reflects KCP&L’s inclusion of the Kansas jurisdictional share of Iatan 2 for the entire quarter and the Missouri jurisdictional share of Iatan 2 beginning in early May 2011, this impact was more than offset by the following:

o
The exclusion in the 2011 quarter of $15.3 million of regulatory amortization to maintain credit metrics for KCP&L in Kansas and Missouri reflected in 2010’s second quarter.  The regulatory amortization mechanism was in effect during the Comprehensive Energy Plan but ceased with the implementation of new retail rates for KCP&L in Kansas and Missouri in December 2010 and May 2011, respectively; and

o	$6.2 million from lower depreciation rates established in KCP&L’s recent Kansas and Missouri rate cases;

•
A $10.0 million decrease in non-operating income and expense primarily due to a decline in the equity component of Allowance for Funds Used During Construction (“AFUDC equity”) resulting from lower construction work in progress; and

•	A $10.8 million decrease in income tax expense due to lower pre-tax income.

Overall retail megawatt-hour (“MWh”) sales declined 2.5 percent in the quarter compared to the 2010 period due to less favorable weather and lower customer consumption.
•	Compared to 2010’s second quarter, weather accounted for an estimated decrease of 1.7 percent in MWh sales and about $9 million in retail revenue.
o	Compared to normal, the positive impact from weather in the 2011 quarter was approximately $13 million.
•	On a weather-normalized basis, MWh sales fell an estimated 0.8 percent, with declines of 2.3 percent, 1.6 percent and 0.1 percent in the industrial, residential and commercial sectors, respectively.

Generation fleet availability in the quarter was lower compared to 2010 primarily as a result of the Wolf Creek refueling outage.  That shutdown began late in the first quarter 2011 and was extended for additional repairs, with the unit returning to 100 percent load in early July 2011.  Plant availability was also impacted by a scheduled outage at Iatan 1 which began in the middle of March 2011 and concluded in early May 2011.

Three Months Ended June 30	2011	2010
Equivalent Availability - Coal Plants	79%	84%
Capacity Factor - Coal Plants	69%	76%

Equivalent Availability - Nuclear	3%	100%
Capacity Factor - Nuclear	0%	100%

Equivalent Availability - Coal and Nuclear	70%	87%
Capacity Factor - Coal and Nuclear	61%	80%

Electric Utility Segment Year-to-Date:
Year-to-date income for the Electric Utility segment was $56.0 million or $0.40 per share compared to $96.6 million or $0.71 per share in 2010.

Contributing factors to the negative comparative results versus 2010 were the following:
•
A nearly $23 million decline in the segment’s gross margin, as favorable impacts from new retail rates for KCP&L were more than offset by lower weather-normalized customer consumption, unfavorable weather, the impact of the extended Wolf Creek outage and higher fuel transportation costs;

•
A $28 million increase in operating expense driven primarily by higher property taxes and plant operations and maintenance expense from the addition of Iatan 2 as well as higher pension expense, disallowed construction costs and other accounting effects from KCP&L’s and GMO’s Missouri rate cases;

•	A $13 million pre-tax expense for the organizational realignment and voluntary separation program; and
•	A $20 million decrease in non-operating income and expense due to lower AFUDC equity.

The above factors were partially offset by two primary positive drivers:

•	A $23 million reduction in depreciation and amortization expense; and
•	A $21 million decrease in income tax expense due to lower pre-tax income.

Overall retail megawatt-hour MWh sales decreased approximately 2 percent for the period due primarily to lower weather-normalized customer consumption.
•	Compared to the first six months of 2010, weather accounted for an estimated decrease of about $5 million in retail revenue.
o	Compared to normal, the positive impact from weather for 2011 year-to-date was approximately $26 million.
•	On a weather-normalized basis, MWh sales fell an estimated 2.0 percent with declines of 4.0 percent, 1.2 and 0.9 percent in the residential, industrial and commercial categories, respectively.

Coal fleet availability in the first six months of 2011 was impacted by the Iatan 1 outage and a planned maintenance outage at LaCygne 1, which began in the fourth quarter of 2010 and concluded in March 2011.  These planned outages combined with the outage at Wolf Creek contributed to a lower generation fleet availability for the first half of 2011 compared to the same period last year.

Year to Date June 30	2011	2010
Equivalent Availability - Coal Plants	77%	81%
Capacity Factor - Coal Plants	67%	74%

Equivalent Availability - Nuclear	44%	96%
Capacity Factor - Nuclear	44%	98%

Equivalent Availability - Coal and Nuclear	72%	83%
Capacity Factor - Coal and Nuclear	64%	77%

Other Category Second Quarter and Year-to-Date:
Results for the Other category primarily include unallocated corporate charges, GMO non-regulated operations, non-controlling interest and preferred dividends.  For the 2011 second quarter, the Other category reflected a loss of $6.0 million or $0.04 per share compared to a loss of $7.7 million or $0.06 per share in 2010. The primary contributor to the reduced loss was a $2 million tax benefit from the settlement of Great Plains Energy’s 2006-2008 tax audit.

For the first six months of 2011, the Other category generated a loss of $11.0 million or $0.08 per shared compared to a loss of $12.8 million or $0.10 per share in 2010.

The Company has posted its 2011 Second Quarter Form 10-Q, as well as supplemental financial information related to the second quarter on its website, www.greatplainsenergy.com.

Investment Community Meeting Webcast Information:
The Company will host a live meeting Monday, August 8, 2011, beginning at 9:00 a.m. EDT at the Waldorf-Astoria Hotel in New York City for members of the investment community.  At the meeting, senior Great Plains Energy executives will review the Company’s strategic direction, the recently-concluded Comprehensive Energy Plan, 2011 and 2012 earnings guidance and second quarter 2011 financial and operating results.  The meeting will be accessible via live audio webcast (in “listen-only” mode), along with the accompanying presentation slides, on the investor relations page of Great Plains Energy’s website at www.greatplainsenergy.com.

In addition to the above-referenced meeting materials, supplemental financial information, the earnings press release and, when available, a replay and transcript of the webcast may be accessed at www.greatplainsenergy.com.

About The Companies:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest.  Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company use KCP&L as a brand name.  More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

Forward-Looking Statements:
Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made.  Forward-looking statements include, but are not limited to, the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations.  In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy and KCP&L are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information.  These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs, including but not limited to possible further deterioration in economic conditions and the timing and extent of economic recovery; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates the Companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects; the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks; workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits; and other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors. Other risk factors are detailed from time to time in Great Plains Energy’s and KCP&L’s quarterly reports on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission.  Each forward-looking statement speaks only as of the date of the particular statement.  Great Plains Energy and KCP&L undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Great Plains Energy Contacts:
Investors: Tony Carreño, Director Investor Relations, 816-654-1763, anthony.carreno@kcpl.com Media: Katie McDonald, Director of Corporate Communications, 816-556-2365,
katie.mcdonald@kcpl.com

Attachment A
Gross margin is a financial measure that is not calculated in accordance with generally accepted accounting principles (GAAP).  Gross margin, as used by Great Plains Energy, is defined as operating revenues less fuel, purchased power and transmission of electricity by others.  The Company’s expense for fuel, purchased power and transmission of electricity by others, offset by wholesale sales margin, is subject to recovery through cost adjustment mechanisms, except for KCP&L’s Missouri retail operations.  As a result, operating revenues increase or decrease in relation to a significant portion of these expenses.   Management believes that gross margin provides a more meaningful basis for evaluating the Electric Utility segment’s operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses.  Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors.  The Company’s definition of gross margin may differ from similar terms used by other companies.  A reconciliation to GAAP operating revenues is provided in the table below.

Great Plains Energy Incorporated
Reconciliation of Gross Margin to Operating Revenues
(Unaudited)

	Three Months Ended		Year to Date
	June 30		June 30
	2011	2010	2011	2010
	(millions)
Operating revenues	$565.1	$552.0	$1,058.0	$1,058.9
Fuel	(114.4)	(104.1)	(219.3)	(205.9)
Purchased power	(55.4)	(37.9)	(110.3)	(103.4)
Transmission of electricity by others	(7.0)	(7.2)	(14.5)	(12.8)
Gross margin	$388.3	$402.8	$713.9	$736.8